Exhibit 10.3

NETSUITE INC.
2007 EQUITY INCENTIVE PLAN
NOTICE OF GRANT OF PERFORMANCE SHARES
Unless otherwise defined herein, the terms defined in the 2007 Equity Incentive Plan (the “Plan”) will have the same defined meanings in this Notice of Grant of Performance Shares (the “Notice of Grant”), the Terms and Conditions of Performance Share Grant, attached hereto as Exhibit A and the Performance Matrix, attached hereto as Exhibit B (together, the “Agreement”).

Participant:	%%FIRST_NAME%-% %%MIDDLE_NAME%-% %%LAST_NAME%-%
Address:	%%ADDRES_LINE_1%-% %%ADDRES_LINE_2%-% %%ADDRES_LINE_3%-% %%CITY%-%, %%STATE%-% %%ZIPCODE%-% %%COUNTRY%-%
Participant has been granted the right to receive an Award of Performance Shares, subject to the terms and conditions of the Plan and this Agreement, as follows:

Grant Number	%%PS_NUMBER%-%
Date of Grant	%%PS_DATE,'MM/DD/YYY'%-%
Target Number of Performance Shares	%%TARGET_SHARES_GRANTED,999,999,999'%-%
Performance Periods
Performance Matrix

*Note: NetSuite's fiscal year is the same as the calendar year.

It is the intent of the parties that the Performance Shares qualify as “performance-based compensation” under Section 162(m) of the Code and consistent with Section 11 of the Plan and any ambiguities herein will be interpreted to so comply.

Vesting Schedule:
[Insert Vesting Schedule]

•
In the event Participant ceases to be a Service Provider for any or no reason before Participant vests in the Eligible Shares, such Eligible Shares will immediately terminate and Participant will have no further rights with respect thereto.

•
Further, notwithstanding any terms or conditions of the Plan or this Agreement to the contrary, in the event of termination of Participant's relationship as a Service Provider (whether or not in breach of local labor laws or later found invalid), Participant's right to vest in Performance Shares under the Plan, if any, will terminate effective as of the date that Participant is no longer actively providing service to the Company or a Subsidiary or Parent of the Company and will not be extended by any notice period mandated under local law (e.g., active employment would not include a period of “garden leave” or similar period pursuant to local law); the Administrator shall have the exclusive discretion to determine when Participant is no longer in an active Service Provider relationship for purposes of the Performance Shares (including whether Participant may still be considered in an active relationship while on a leave of absence).

Participant and the Company agree that this Award of Performance Shares is granted under and governed by the terms and conditions of the Plan and this Agreement. Participant has reviewed the Plan and this Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to accepting this Agreement and fully understands all provisions of the Plan and Agreement. Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions relating to the Plan and Agreement. Participant further agrees to notify the Company upon any change in the residence address indicated above.
Participant acknowledges and agrees that by clicking the “ACCEPT” button on the E*TRADE on-line grant agreement response page, it will act as Participant's electronic signature to this Agreement, which shall have the same binding effect as a written or hard copy signature and accordingly will constitute Participant's acceptance of and agreement with all of the terms and conditions of the Performance Shares, as set forth in the Agreement and the Plan.

NETSUITE INC.

EXHIBIT A
TERMS AND CONDITIONS OF PERFORMANCE SHARE GRANT
1.Grant. The Company hereby grants to the Participant named in the Notice of Grant (the “Participant”) under the Plan an Award of Performance Shares, subject to all of the terms and conditions in this Agreement, including any country-specific terms set forth in the attached Country Appendix (the “Appendix”; references herein to the “Agreement” shall include the Appendix) and the Plan, which is incorporated herein by reference. Subject to Section 19(c) of the Plan, in the event of a conflict between the terms and conditions of the Plan and the terms and conditions of this Agreement, the terms and conditions of the Plan will prevail.
2.Company's Obligation to Pay. Each Performance Share represents the right to receive a Share on the date it vests. Unless and until the Performance Shares will have vested in the manner set forth in Section 3, Participant will have no right to payment of any such Performance Shares. Prior to actual payment of any vested Performance Shares, such Performance Shares will represent an unsecured obligation of the Company, payable (if at all) only from the general assets of the Company. Any Performance Shares that vest in accordance with Sections 3 or 4 will be paid to Participant (or in the event of Participant's death, to his or her estate) in whole Shares, subject to Participant satisfying any applicable tax withholding obligations as set forth in Section 7.
Notwithstanding anything in the Plan or this Agreement to the contrary, if the vesting of the balance, or some lesser portion of the balance, of the Performance Shares is accelerated in connection with Participant's termination as a Service Provider (provided that such termination is a “separation from service” within the meaning of Section 409A as determined by the Company), other than due to death, and if (x) Participant is both a U.S. taxpayer and a “specified employee” within the meaning of Section 409A at the time of such termination, and (y) the payment of such accelerated Performance Shares will result in the imposition of additional tax under Section 409A if paid to Participant on or within the six (6) month period following Participant's termination, then the payment of such accelerated Performance Shares will not be made until the date six (6) months and one (1) day following the date of Participant's termination, unless Participant dies following his or her termination, in which case, the Performance Shares will be paid in Shares to Participant's estate as soon as practicable following his or her death. It is the intent of this Agreement to comply with the requirements of Section 409A so that none of the Performance Shares provided under this Agreement or Shares issuable thereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. For purposes of this Agreement, “Section 409A” means Section 409A of the Code, and any proposed, temporary or final U.S. Treasury Regulations and U.S. Internal Revenue Service guidance thereunder, as each may be amended from time to time.
3.Vesting Schedule. Except as provided in Section 4 or in the Appendix, and subject to Section 5, the Performance Shares awarded by this Agreement will vest in accordance with the vesting provisions set forth in the Notice of Grant. Performance Shares scheduled to vest on a certain date or upon the occurrence of a certain condition will not vest in accordance with any of the provisions of this Agreement, unless Participant will have been continuously a Service Provider from the Date of Grant until the date such vesting occurs.
4.Administrator Discretion. The Administrator, in its discretion, may accelerate the vesting of the balance, or some lesser portion of the balance, of the unvested Performance Shares at any time, subject to the terms of the Plan. If so accelerated, such Performance Shares will be considered as having vested as of the date specified by the Administrator.
5.Forfeiture upon Termination of Status as a Service Provider. Notwithstanding any contrary provision of this Agreement, the balance of the Performance Shares that have not vested as of the time of Participant's termination as a Service Provider for any or no reason and Participant's right to acquire any Shares hereunder will immediately terminate.
6.Death of Participant. Any distribution or delivery to be made to Participant under this Agreement will, if Participant is then deceased, be made to Participant's designated beneficiary, or if no beneficiary survives Participant, the administrator or executor of Participant's estate, provided however that Participants employed outside the United States are not permitted to designate a beneficiary under this Agreement and thus, any distribution or delivery due to such Participants shall be made to the administrator or executor of their estates. Any such transferee must furnish the Company with (a) written notice of his or her status as transferee, and (b) evidence satisfactory to the Company to establish the validity of the transfer and compliance with any laws or regulations pertaining to said transfer.
7.Tax Obligations.

(a.) Withholding of Taxes. Notwithstanding any contrary provision of this Agreement, no certificate representing Shares will be issued to Participant, unless and until satisfactory arrangements (as determined by the Administrator) will have been made by Participant with respect to the payment of all income tax, social insurance, payroll tax, payment on account, employment or other tax-related items related to Participant's participation in the Plan and legally applicable to Participant (the “Tax-Related Items”) which the Company determines must be withheld with respect to such Shares. Regardless of any action taken by the Company or Participant's employer (the “Employer”) with respect to the Tax-Related Items, Participant acknowledges that the ultimate liability for all Tax-Related Items is and remains Participant's responsibility and may exceed the amount actually withheld by the Company or the Employer. Participant further acknowledges that the Company and/or the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Award of Performance Shares, including the grant, vesting, assignment, release or cancellation of the Performance Shares, the subsequent sale of Shares acquired pursuant to the vesting of Performance Shares, or the receipt of any dividends and (ii) do not commit to structure the terms of the grant or any other aspect of the Award of Performance Shares to reduce or eliminate Participant's liability for Tax-Related Items or to achieve any particular tax result. Further, if Participant becomes subject to tax in more than one jurisdiction between the Date of Grant and the date of any relevant taxable or tax withholding event, as applicable, Participant acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

On a date that a Participant who is not subject to the requirements of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) incurs a liability for Tax-Related Items with respect to this Award, whether upon vesting or otherwise (any such date on which liability for Tax-Related Items arises, the “Lapse Date”) and the Company or an affiliate of the Company has a tax withholding obligation related to such liability of Participant for Tax-Related Items, then a portion of the Shares issued upon the vesting of such Performance Shares shall automatically be sold to the extent and through such means as the Company may determine in its sole discretion (whether through a broker or otherwise), as set forth in further detail in Schedule 1 attached hereto. The net proceeds from such sale shall be remitted to the relevant tax authorities for the benefit of Participant in the amounts directed by the Company and any remaining net proceeds, if any, shall be delivered to Participant. In the event that (a) Participant is subject to the requirements of Section 16 of the Exchange Act on the Lapse Date or (b) to the extent that the Shares sold pursuant to the preceding sentence are not sufficient to satisfy Participant's liability for Tax Related Items upon the Lapse Date, Participant authorizes the Company and/or the Employer, or their respective agents, at their discretion, to satisfy the obligations (or the remaining portion thereof) with regard to all applicable Tax-Related Items, in whole or in part by one or more of the following (without limitation) as the Administrator may permit: (1) requiring Participant to pay cash, (2) permitting Participant to deliver to the Company already vested and owned Shares having a Fair Market Value equal to the amount required to be withheld, or (3) withholding from Participant's wages or other cash compensation paid to Participant by the Company and/or the Employer equal to the amount required to be withheld. Alternatively, or in addition, the Administrator, in its sole discretion and pursuant to such procedures as it may specify from time to time, may obligate the Company to withhold otherwise deliverable Shares having a Fair Market Value equal to the minimum amount required to be withheld. Prior to the relevant taxable event, Participant shall pay or make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all withholding obligations of the Company and/or the Employer. For these purposes, the Fair Market Value of the Shares to be withheld shall be determined on the applicable Lapse Date. To avoid negative accounting treatment, the Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding amounts or other applicable withholding rates. If the obligation of Tax-Related Items is satisfied by reducing the number of Shares issuable upon vesting of the Performance Shares, for tax purposes, Participant is deemed to have been issued the full number of Shares subject to the Performance Shares, notwithstanding that a number of the Shares is held back solely for the purpose of paying the Tax-Related Items due as a result of any aspect of the Award of Performance Shares.
Finally, Participant shall pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold as a result of Participant's participation in the Plan or Participant's acquisition of Shares that cannot be satisfied by the means previously described. If Participant fails to make satisfactory arrangements for the payment of any Tax-Related Items hereunder upon any Lapse Date, Participant will permanently forfeit such Performance Shares and the Performance Shares will be returned to the Company at no cost to the Company.
(b.) Consultants. If Participant is a Consultant, neither the Company nor any Parent or Subsidiary shall be responsible for withholding any Tax-Related Items due in connection with any aspect of the Award of Performance Shares. Any Participant who is a Consultant is solely responsible for reporting all income derived from the Performance Shares on his or her personal tax return and paying all applicable Tax-Related Items due. Notwithstanding the foregoing, to the extent that the Company or any Parent or Subsidiary may incur any liability for the Tax-Related Items or for withholding such Tax-Related Items as a result of any aspect of the Award of Performance Shares, any Participant who is a Consultant agrees to undertake to pay to the Company or any Parent or Subsidiary the amount of such Tax-Related Items. The Company may refuse to deliver Shares if Participant fails to comply with his or her obligations in connection with the Tax-Related Items.
8.Rights as Stockholder. Neither Participant nor any person claiming under or through Participant will have any of the rights or privileges of a stockholder of the Company in respect of any Performance Shares deliverable hereunder unless and until certificates representing such Performance Shares will have been issued, recorded on the records of the Company or its transfer agents or registrars, and delivered to Participant. After such issuance, recordation and delivery, Participant will have all the rights of a stockholder of the Company with respect to voting such Performance Shares and receipt of dividends and distributions on such Performance Shares.

9.No Guarantee of Continued Service. PARTICIPANT ACKNOWLEDGES AND AGREES THAT THE VESTING OF THE PERFORMANCE SHARES PURSUANT TO THE VESTING SCHEDULE HEREOF IS EARNED ONLY BY CONTINUING AS A SERVICE PROVIDER AT THE WILL OF THE COMPANY (OR THE PARENT OR SUBSIDIARY EMPLOYING OR RETAINING PARTICIPANT) AND

NOT THROUGH THE ACT OF BEING HIRED, BEING GRANTED THIS AWARD OF PERFORMANCE SHARES OR ACQUIRING SHARES HEREUNDER. PARTICIPANT FURTHER ACKNOWLEDGES AND AGREES THAT THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREUNDER AND THE VESTING SCHEDULE SET FORTH HEREIN DO NOT CONSTITUTE AN EXPRESS OR IMPLIED PROMISE OF CONTINUED ENGAGEMENT AS A SERVICE PROVIDER FOR THE VESTING PERIOD, FOR ANY PERIOD, OR AT ALL, AND WILL NOT INTERFERE IN ANY WAY WITH PARTICIPANT'S RIGHT OR THE RIGHT OF THE COMPANY (OR THE PARENT OR SUBSIDIARY EMPLOYING OR RETAINING PARTICIPANT) TO TERMINATE PARTICIPANT'S RELATIONSHIP AS A SERVICE PROVIDER AT ANY TIME, WITH OR WITHOUT CAUSE.

10.Nature of Performance Shares. By entering into this Agreement and accepting this Award of Performance Shares evidenced hereby, Participant acknowledges that:

(a)the grant of the Performance Share is voluntary and occasional and does not create any contractual or other right to receive future grants of Performance Shares, or benefits in lieu of Performance Shares, even if Performance Shares have been granted repeatedly in the past;

(b)all decisions with respect to future Performance Share grants, if any, will be at the sole discretion of the Administrator;
(c)Participant is voluntarily participating in the Plan;
(d)the Performance Shares are not part of normal or expected compensation or salary for any purpose, including, but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for the Employer, the Company or any Parent or Subsidiary of the Company;
(e)the Performance Shares are not intended to replace any pension rights or compensation;
(f)the grant of a Performance Share will not be interpreted to form an employment contract or relationship with the Company, the Employer, or any Parent or Subsidiary of the Company;
(g)the future value of the Performance Shares is unknown and cannot be predicted with certainty;
(h)no claim or entitlement to compensation or damages arises from termination of the Award of Performance Shares or diminution in value of the Performance Shares or forfeiture of the Performance Shares resulting from termination of Participant's Service Provider relationship by the Company or the Employer or by the Parent or Subsidiary retaining Participant (for any reason whether or not in breach of applicable labor laws or later found invalid) and in consideration of the grant of the Performance Shares to which Participant is otherwise not entitled, Participant irrevocably agrees to never institute any claim against the Company, the Employer and/or the Parent or Subsidiary retaining Participant, waives his or her ability, if any, to bring any such claim, and releases the Company, the Employer and/or the Parent or Subsidiary retaining Participant from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, Participant shall be deemed irrevocably to have agreed not to pursue such a claim and agrees to execute any and all documents necessary to request dismissal or withdrawal of such claim;

(i)it is Participant's sole responsibility to investigate and comply with any applicable exchange control laws in connection with the issuance and delivery of Shares pursuant to the vesting of the Performance Shares or proceeds resulting from Participant's sale of such Performance Shares;
(j)if Participant is rendering services outside the United States, (i) the Performance Shares are extraordinary items which do not constitute compensation of any kind for services of any kind rendered to the Company, the Employer or the Parent or Subsidiary retaining Participant, and which is outside the scope of Participant's employment or service contract, if any; and (ii) neither the Company, the Employer nor any Parent or Subsidiary retaining Participant shall be liable for any foreign exchange rate fluctuation between Participant's local currency and the United States Dollar that may affect the value of the Performance Shares delivered to Participant upon vesting of the Performance Shares or of any proceeds resulting from Participant's sale of such Performance Shares; and;
(k)the Performance Shares and the benefits evidenced by this Agreement do not create any entitlement, not otherwise specifically provided for in the Plan or determined by the Company in its discretion, to have the Performance Shares or any such benefits transferred to, or assumed by, another company, or to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Shares.
11.No Advice Regarding Grant. None of the Company, its employees and advisors, members of the Board, and the Employer or Parent or Subsidiary retaining Participant are providing any tax, legal or financial advice to Participant, or making any recommendation regarding Participant's participation in the Plan or Participant's acquisition or sale of the Performance Shares. Participant is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan.

12.Data Privacy. Participant hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of Participant's personal data as described in this document by and among, as applicable, the Employer, the Company and any Parent or Subsidiary of the Company for the exclusive purpose of implementing, administering and managing Participant's participation in the Plan.
Participant understands that the Company and the Employer or the Parent or Subsidiary retaining Participant hold certain personal information about Participant, including, but not limited to, Participant's name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any Shares or directorships held in the Company, details of all Performance Shares or any other entitlement to Shares awarded, canceled, vested, unvested or outstanding in Participant's favor, as the Employer, the Parent or Subsidiary retaining Participant and/or the Company deems necessary for the purpose of implementing, administering and managing the Plan (“Data”). Participant acknowledges and understands that Data may be transferred to a stock plan broker designated by the Company, including E*Trade Financial (“E*Trade”) Fidelity Stock Plan Services LLC (“Fidelity”) or any other broker or plan administrator that may be designated by the Company and any other third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in the United States or elsewhere, and that the recipient's country (e.g., the United States) may have different data privacy laws and protections than Participant's country. Participant understands that he or she may request a list with the names and addresses of any potential recipients then reasonably known or identified of the Data by contacting the Company's Stock Administration department. Participant authorizes the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing Participant's participation in the Plan, including any requisite transfer of such Data as may be required to E*Trade, Fidelity or any other broker or third party with whom Participant may elect to deposit any Performance Shares acquired upon vesting. Participant understands that Data will be held only as long the Company or its third party broker and stock administrator deems reasonably necessary to implement, administer and manage Participant's participation in the Plan or to comply with applicable laws or regulations. Participant understands that he or she may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting the Company's Stock Administration department in writing.

Further, Participant understands that he or she is providing the consents herein on a purely voluntary basis. If Participant does not consent, or if later seeks to revoke his or her consent, Participant's employment status or service and career with the Employer will not be adversely affected; the only adverse consequence of refusing or withdrawing consent is that the Company would not be able to grant Performance Shares or other equity awards to Participant or administer or maintain such awards. Therefore, Participant understands that refusing or withdrawing his or her consent may affect his or her ability to realize benefits from the Performance Shares or otherwise participate in the Plan. For more information on the consequences of his or her refusal to consent or withdrawal of consent, Participant understands that he or she may contact the Company's Stock Administration department.
13.Address for Notices. Any notice to be given to the Company under the terms of this Agreement will be addressed to the Company at NetSuite Inc., 2955 Campus Drive, Suite 100, San Mateo, California 94403, United States of America or at such other address as the Company may hereafter designate in writing.

14.Grant is Not Transferable. Except to the limited extent provided in Section 6, this grant and the rights and privileges conferred hereby will not be transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) and will not be subject to sale under execution, attachment or similar process. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of this grant, or any right or privilege conferred hereby, or upon any attempted sale under any execution, attachment or similar process, this grant and the rights and privileges conferred hereby immediately will become null and void.

15.Binding Agreement. Subject to the limitation on the transferability of this grant contained herein, this Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.

16.Additional Conditions to Issuance of Stock. If at any time the Company will determine, in its discretion, that the listing, registration or qualification of the Shares upon any securities exchange or under any state, federal or foreign law, or the consent or approval of any governmental regulatory authority is necessary or desirable as a condition to the issuance of Shares to Participant (or his or her estate), such issuance will not occur unless and until such listing, registration, qualification, consent or approval will have been effected or obtained free of any conditions not acceptable to the Company. Where the Company determines that the delivery of the payment of any Shares will violate federal securities laws or other applicable laws, the Company will defer delivery until the earliest date at which the Company reasonably anticipates that the delivery of Shares will no longer cause such violation.

17.Repayment/Forfeiture. Any benefits Participant may receive hereunder shall be subject to repayment or forfeiture as may be required to comply with (i) any applicable listing standards of a national securities exchange adopted in accordance with Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (regarding recovery of erroneously awarded compensation) and any implementing rules and regulations of the U.S. Securities and Exchange Commission adopted or (ii) similar rules under the laws of any other jurisdiction, and (iii) any policies adopted by the Company to implement such requirements, all to the extent determined by the Company in its discretion to be applicable to Participant.

18.Plan Governs. This Award of Performance Shares and this Agreement are subject to all terms and provisions of the Plan, the provisions of which are hereby made a part of this Agreement and is further subject to all interpretations, amendments, rules and regulations which may from time to time be promulgated and adopted pursuant to the Plan. In the event of a conflict between one or more provisions of this Agreement and one or more provisions of the Plan, the provisions of the Plan will govern. Capitalized terms used and not defined in this Agreement will have the meaning set forth in the Plan.

19.Administrator Authority. The Administrator will have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules (including, but not limited to, the determination of whether or not any Performance Shares have vested). All actions taken and all interpretations and determinations made by the Administrator in good faith will be final and binding upon Participant, the Company and all other interested persons. No member of the Administrator will be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or this Agreement.

20.Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through any on-line or electronic system established and maintained by the Company or another third party designated by the Company.

21.Captions. Captions provided herein are for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

22.Agreement Severable. In the event that any provision in this Agreement will be held invalid or unenforceable, such provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of this Agreement.

23.Modifications to the Agreement. This Agreement constitutes the entire understanding of the parties on the subjects covered. Participant expressly warrants that he or she is not accepting this Agreement in reliance on any promises, representations, or inducements other than those contained herein. Modifications to this Agreement or the Plan can be made only in an express written contract executed by a duly authorized officer of the Company. Notwithstanding anything to the contrary in the Plan or this Agreement, the Company reserves the right to revise this Agreement as it deems necessary or advisable, in its sole discretion and without the consent of Participant, to comply with Section 409A or to otherwise avoid imposition of any additional tax or income recognition under Section 409A in connection to this Award of Performance Shares, or if necessary to ensure or facilitate the Company's compliance with applicable foreign laws.

24.Amendment, Suspension or Termination of the Plan. By accepting this Award, Participant expressly warrants that he or she has received an Award of Performance Shares under the Plan, and has received, read and understood a description of the Plan. Participant understands that the Plan is established voluntarily by the Company, it is discretionary in nature, and may be modified, amended, suspended or terminated by the Company at any time, unless otherwise provided in the Plan and this Agreement.

25.Governing Law. This Agreement will be governed by the laws the State of California as such laws are applied to agreements between California residents entered into and to be performed entirely within the State of California, without giving effect to the conflict of law principles thereof. For purposes of litigating any dispute that arises directly or indirectly under this Award of Performance Shares or this Agreement, the parties hereby submit to and consent to the jurisdiction of the State of California, and agree that such litigation will be conducted in the courts of San Mateo County, California, or the federal courts for the United States for the Northern District of California, and no other courts, where this Award of Performance Shares is made and/or to be performed.

26.Language. If Participant has received this Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

27.Appendix. Notwithstanding any provision in this Agreement to the contrary, the Award of Performance Shares shall be subject to the special terms and provisions set forth in the Appendix to this Agreement for Participant's country. Moreover, if Participant relocates to one of the countries included in the Appendix, the special terms and provisions for such country will apply to Participant, to the extent the Administrator determines that the application of such terms and conditions is necessary or advisable in order to comply with local law or facilitate the administration of the Plan. The Appendix constitutes part of this Agreement.

28.Imposition of Other Requirements. The Company reserves the right to impose other requirements on Participant's participation in the Plan, on the Performance Shares and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable in order to comply with local law or facilitate the administration of the Plan, and to require Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

29.Waiver. The waiver by the Company with respect to compliance of any provision of this Agreement by Participant shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach of such party of a provision of this Agreement.